UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 7, 2004

Maxwell Shoe Company Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-24026	04-2599205
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Sprague Street P.O. Box 37 Readville (Boston), MA	02137
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(617) 364-5090

None

(Former name or former address, if changed since last report.)

Item 1.    Change in Control of Registrant

On July 6, 2004 at 5:00 p.m., New York City time, MSC Acquisition Corp., a New York corporation (“MSCAC”) and an indirect wholly-owned subsidiary of Jones Apparel Group, Inc., a Pennsylvania corporation (“Jones”), announced the expiration of, and acceptance for payment of shares in, its cash tender offer (the “Offer”) for all of the outstanding shares (the “Shares”) of common stock, par value $.01 per share, of Maxwell Shoe Company Inc., a Delaware corporation (the “Company”). MSCAC reported that, in the Offer, MSCAC acquired an aggregate of approximately 13.9 million Shares (including 305,411 Shares with respect to which notices of guaranteed delivery were submitted), representing approximately 93.4% of the Company’s outstanding common stock. As of July 7, 2004, Jones and MSCAC beneficially own, directly or indirectly, approximately 93.4% of the Company’s outstanding common stock.

Under the terms of the previously announced Agreement and Plan of Merger (the “Merger Agreement”) dated June 18, 2004, among Jones, MSCAC and the Company, and upon the satisfaction and waiver of the conditions contained in the Merger Agreement, MSC Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Jones, will be merged with and into the Company (the “Merger”) with the Company surviving the Merger as an indirect wholly-owned subsidiary of Jones. In the Merger, all remaining Shares, other than Shares owned by the Company, Jones, MSCAC or stockholders who properly perfect appraisal rights under Delaware law, will be converted into the right to receive $23.25 per share in cash without interest. The Merger is expected to occur on or about July 8, 2004.

Pursuant to the Merger Agreement, MSCAC is entitled to designate for appointment or election such number of directors on the Board of Directors of the Company (the “Board”) as will give MSCAC representation on the Board equal to that number of directors, rounded down to the nearest whole number, which is the product of (a) the total number of directors on the Board (after giving effect to directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of Shares accepted for payment and paid for by MSCAC bears to (ii) the number of such Shares outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXWELL SHOE COMPANY INC. (Registrant)

Date	July 7, 2004	/s/ Mark J. Cocozza
Mark J. Cocozza Chairman and Chief Executive Officer

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